Kingsway Announces Results of Shareholder Meeting

Toronto, Ontario (May 28, 2015) - (TSX: KFS, NYSE: KFS) The Board of Directors of Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the results of shareholder voting that took place during the Company’s annual meeting held May 27, 2015.

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Shareholders of Kingsway elected for one-year terms all those nominated to the Board of Directors: Terence M. Kavanagh, Gregory P. Hannon, Gary R. Schaevitz, Joseph Stilwell and Larry G. Swets, Jr. The votes for each were as follows:

Director            For        Withheld        Non-Vote
Terence M. Kavanagh    8,697,906    25,451        5,968,849
Gregory P. Hannon    8,681,481    41,876        5,968,849
Gary R. Schaevitz    8,689,287    34,070        5,968,849
Joseph Stilwell        8,670,161    53,196        5,968,849
Larry G. Swets, Jr.    8,671,496    51,861        5,968,849

•	Shareholders ratified the appointment of BDO USA LLP as the Company’s independent registered public accounting firm.

•	Shareholders cast advisory votes approving the Company’s executive compensation.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”